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DISTRIBUTION AGREEMENT

Agreement made as of the 13th day of May, 1996, by and between Strategist Tax-Free Income Fund, Inc. (the "Company"), a Minnesota corporation, on behalf of each class of its underlying series fund, and American Express Service Corporation (AESC), a Delaware corporation.

Part One:   DISTRIBUTION OF SECURITIES

(1) The Company covenants and agrees that, during the term of this agreement and any renewal or extension, AESC shall have the exclusive right to act as principal underwriter for the Company and to offer for sale and to distribute either directly or through any affiliated or unaffiliated entity any and all shares of each class of capital stock issued or to be issued by the Company.

(2) AESC hereby covenants and agrees to act as the principal underwriter of each class of capital shares issued and to be issued by the Company during the period of this agreement and agrees during such period to offer for sale such shares as long as such shares remain available for sale, unless AESC is unable or unwilling to make such offer for sale or sales or solicitations therefor legally because of any federal, state, provincial or governmental law, rule or agency or for any financial reason.

(3) With respect to the offering for sale and sale of shares of each class to be issued by the Company, it is mutually understood and agreed that such shares are to be sold on the following terms:

     (a) All sales shall be made by means of an application, and every application shall be subject to acceptance or rejection by the Company at its principal place of business. Shares are to be sold for cash, payable at the time the application and payment for such shares are received at the principal place of business of the Company.

     (b) No shares shall be sold at less than the net asset value (computed in the manner provided by the currently effective prospectus or Statement of Additional Information and the Investment Company Act of 1940, and rules thereunder). The number of shares or fractional shares to be acquired by each applicant shall be determined by dividing the amount of each accepted application by the public offering price of one share of the capital stock of the appropriate class as of the close of business on the day when the application, together with payment, is received by the Company at its principal place of business. The computation as to the number of shares and fractional shares shall be carried to three decimal points of one share with the computation being carried to the nearest 1/1000th of a share. If the day of receipt of the application and payment is not a full business day, then the asset value of the share for use in such computation shall be determined as of the close of business on the next succeeding full business day. In the event of a period of emergency, the computation of the asset value for the purpose of determining the number of shares or fractional shares to be acquired by the
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applicant may be deferred until the close of business on the first full business day following the termination of the period of emergency. A period of emergency shall have the definition given thereto in the Investment Company Act of 1940, and rules thereunder.

(4) The Company agrees to make prompt and reasonable effort to do any and all things necessary, in the opinion of AESC to have and to keep the Company and the shares properly registered or qualified in all appropriate jurisdictions and, as to shares, in such amounts as AESC may from time to time designate in order that the Company's shares may be offered or sold in such jurisdictions.

(5) The Company agrees that it will furnish AESC with information with respect to the affairs and accounts of the Company, and in such form, as AESC may from time to time reasonably require and further agrees that AESC, at all reasonable times, shall be permitted to inspect the books and records of the Company.

(6) AESC or its agents may prepare or cause to be prepared from time to time circulars, sales literature, broadcast material, publicity data and other advertising material to be used in the sales of shares issued by the Company, including material which may be deemed to be a prospectus under rules promulgated by the Securities and Exchange Commission (each separate promotional piece is referred to as an "Item of Soliciting Material"). At its option, AESC may submit any Item of Soliciting Material to the Company for its prior approval. Unless a particular Item of Soliciting Material is approved in writing by the Company prior to its use, AESC agrees to indemnify the Company and its directors and officers against any and all claims, demands, liabilities and expenses which the Company or such persons may incur arising out of or based upon the use of any Item of Soliciting Material. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements. The foregoing right of indemnification shall be in addition to any other rights to which the Company or any director or officer may be entitled as a matter of law. Notwithstanding the foregoing, such indemnification shall not be deemed to abrogate or diminish in any way any right or claim AESC may have against the Company or its officers or directors in connection with the Company's registration statement, prospectus, Statement of Additional Information or other information furnished by or caused to be furnished by the Company.

(7) AESC agrees to submit to the Company each application for shares immediately after the receipt of such application and payment therefor by AESC at its principal place or business.

(8) AESC agrees to cause to be delivered to each person submitting an application a prospectus to be furnished by the Company in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country.

(9) The Company shall have the right to extend to shareholders of each class the right to use the proceeds of any cash dividend paid by the Company to that shareholder to purchase shares of the same
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class at the net asset value at the close of business upon the day of purchase, to the extent set forth in the currently effective prospectus or Statement of Additional Information.

(10) Shares of each class issued by the Company may be offered and sold at their net asset value to the shareholders of the same class of other companies in the Strategist Fund Group who wish to exchange their investments in shares of the other funds in the Strategist Fund Group to investments in shares of the Company, to the extent set forth in the currently effective prospectus or Statement of Additional Information, such net asset value to be computed as of the close of business on the day of sale of such shares of the Company.

(11) AESC and the Company agree to use their best efforts to conform with all applicable state and federal laws and regulations relating to any rights or obligations under the term of this agreement.

Part Two:  ALLOCATION OF EXPENSES

Except as provided by any other agreements between the parties, AESC covenants and agrees that during the period of this agreement it will pay or cause or be paid all expenses incurred by AESC or any of its affiliates, in the offering for sale or sale of each class of the Company's shares.

Part Three:   COMPENSATION

(1)  It is covenanted and agreed that AESC shall be paid:

     (i) for a class of shares imposing a front-end sales charge, by the purchasers of Company shares in an amount equal to the difference between the total amount received upon each sale of shares issued by the Company and the net asset value of such shares at the time of such sale; and

     (ii) for a class of shares imposing a deferred sales charge, by owners of Company shares at the time the sales charge is imposed in an amount equal to any deferred sales charge, as described in the Company's prospectus.

Such sums as are received by the Company shall be received as Agent for AESC and shall be remitted to AESC daily as soon as practicable after receipt.

(2) The net asset value of any share of each class of the Company shall be determined in the manner provided by the classes' currently effective prospectus and Statement of Additional
Information and the Investment Company Act of 1940, and rules thereunder.

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Part Four:   MISCELLANEOUS

(1) AESC shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Company.

(2) AESC shall be free to render to others services similar to those rendered under this agreement.

(3) Neither this agreement nor any transaction had pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Company are or may be interested in AESC as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of AESC are or may be interested in the Company as directors, officers, shareholders or otherwise; or that AESC is or may be interested in the Company as shareholder or otherwise; provided, however, that neither AESC nor any officer or director of AESC or any officers or directors of the Company shall sell to or buy from the Company any property or security other than a security issued by the Company, except in accordance with a rule, regulation or order of the federal Securities and Exchange Commission.

(4) For the purposes of this agreement, a "business day" shall have the same meaning as is given to the term in the By-laws of the Company.

(5) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the parties to this agreement at each company's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) AESC agrees that no officer, director or employee of AESC will deal for or on behalf of the Company with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

     (a) Officers, directors and employees of AESC from having a financial interest in the Company or in AESC.

     (b) The purchase of securities for the Company, or the sale of securities owned by the Company, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of AESC provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

     (c) Transactions with the Company by a broker-dealer affiliate of AESC if allowed by rule or order of the Securities and Exchange Commission and if made pursuant to procedures adopted by the Company's Board of Directors (the "Board").

(7) AESC agrees that, except as otherwise provided in this agreement, or as may be permitted consistent with the use of a broker-dealer affiliate of AESC under applicable provisions of the
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federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this agreement make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by the Company) or other assets by or for the Company.

Part Five:   TERMINATION

(1) This agreement shall continue from year to year unless and until terminated by AESC or the Company, except that such continuance shall be specifically approved at least annually by a vote of a majority of the Board who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by a majority of the Board or by vote of a majority of the outstanding voting securities of the Company. As used in this paragraph, the term "interested person" shall have the meaning as set forth in the Investment Company Act of 1940, as amended.

(2) This agreement may be terminated by AESC or the Company at any time by giving the other party sixty (60) days written notice of such intention to terminate.

(3) This agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the Investment Company Act of 1940, as amended.

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IN WITNESS WHEREOF, The parties hereto have executed the foregoing agreement on the date and year first above written.

STRATEGIST TAX-FREE INCOME FUND, INC.
  Strategist Tax-Free High Yield Fund


By /s/ James A. Mitchell
       James A. Mitchell
       President


AMERICAN EXPRESS SERVICE CORPORATION


By /s/ Richard W. Kling
       Richard W. Kling
       Vice President